Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
MEDIA CONTACT:
Susan Jaramillo
Senior Director, Communications
Exide Technologies
203/699-9133 phone
susan.jaramillo@exide.com
INVESTOR CONTACT:
Carol Knies
Senior Director of Investor Relations
Exide Technologies
678/566-9316 phone
carol.knies@exide.com
Exide Technologies Announces Closing
of $675 Million Senior Secured Notes Offering
Milton, Georgia — January 25, 2011 — Exide Technologies (NASDAQ: XIDE), a global leader in stored electrical energy solutions, today announced the closing of its previously announced private placement of $675 million in aggregate principal amount of 8⅝% senior secured notes due 2018 (the “Notes”). The Company also announced its entry into a new $200 million senior secured asset-based revolving credit facility concurrently with the completion of the offering.
The Company applied a portion of the net proceeds from the offering of Notes (i) to repay outstanding borrowings under the Company’s existing credit facilities; (ii) to fund the tender offer and consent solicitation of its outstanding 10.5% senior notes due 2013; and (iii) to discharge and thereafter redeem any and all of the Notes that may remain outstanding after the consummation of the tender offer and the consent solicitation. The Company intends to use the remaining net proceeds from the offering of Notes for ongoing working capital and other general corporate purposes.
The Notes have not been registered under the Securities Act of 1933 (the “Act”) or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The Notes will be offered only to qualified institutional buyers in reliance Rule 144A under the Act and to certain non-US persons outside the United States in reliance on Regulation S under the Act.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of any Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This release is being issued pursuant to and in accordance with Rule 135c under the Act.
Forward-Looking Statements
Except for historical information, this news release may be deemed to contain “forward-looking” statements. The Company is including this cautionary statement for the express purpose of availing itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
These “forward-looking statements” are not statements of historical fact, and may include, among other things, statements regarding the use of proceeds received by the Company from the Notes and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. Factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, various other uncertainties associated with the industries in which the Company operates and the Company’s operations described in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on June 2, 2010 and its other periodic reports filed from time to time thereafter.
The Company cautions each reader of this news release to carefully consider those factors set forth above. Such factors have, in some instances, affected and in the future could affect the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein.